NETWORK EQUIPMENT TECHNOLOGIES, INC.

Offer to Exchange Certain Outstanding Stock Options for
Restricted Shares of Common Stock

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 P.M. (NOON),
CALIFORNIA TIME ON SEPTEMBER 11, 2009, UNLESS THE OFFER IS EXTENDED.

We are offering our employees the opportunity to exchange certain of their outstanding options to purchase shares of our common stock for restricted shares of our common stock (“restricted shares”). “Eligible options” are stock options that (i) are “significantly” underwater as of the date of this offer to exchange, such that the exercise price thereof is greater than or equal to $6.16 (the highest closing price of our common stock on The NASDAQ Global Market or the New York Stock Exchange (as applicable) during the 52 weeks prior to the date of commencement of this Offer to Exchange); and (ii) were granted more than one year prior to the date of commencement of this Offer to Exchange.  Eligible options may be exchanged for restricted shares in accordance with the ratios set forth in this Offer to Exchange. The offer is subject to the terms and conditions set forth in this Offer to Exchange and the related Letter of Participation, which, together with any amendments or supplements to either, collectively constitute the “Offer.”

You are eligible to participate in this Offer if, on August 13, 2009 you hold eligible options and are one of our current employees (full-time or part-time) and you continue to be an employee holding eligible options as of the expiration date of the Offer.

Upon the terms and subject to the conditions set forth in this Offer to Exchange, we will issue restricted shares to those eligible persons who elect to participate in the Offer promptly after the date on which we accept and cancel the eligible options tendered for exchange. We will not accept eligible options unless they are properly tendered for exchange and not validly withdrawn before the Offer expires on the expiration date, expected to be September 11, 2009, unless extended.

Your Participant Statement, which is being sent to you under separate cover, contains information about your eligible options.

The restricted shares to be issued in exchange for tendered eligible options will be issued under our 2008 Equity Incentive Plan, as amended (the “2008 Plan”). The restricted shares will be subject to forfeiture and other restrictions until they vest under the terms of the 2008 Plan.  By properly tendering for exchange your eligible options, you will be deemed to have accepted the terms of, and agreed to be bound by, the 2008 Plan and any applicable restricted stock agreement. The 2008 Plan is available as an exhibit to our proxy statement filed with the SEC on June 30, 2009. A copy of the 2008 Plan is available by request, as described below.

Your eligible options may be fully vested. The restricted shares to be issued in connection with the Offer, however, will not be vested. Restricted shares will be issued and outstanding immediately upon grant, but will be subject to vesting quarterly, in equal portions, over approximately two years following the date of grant. Specifically, the restricted shares will vest as to one-eighth of the total number of shares on the fifth day of each February, May, August and November, such that if the restricted shares in this Offer are issued, for example, on September 14, 2009, then the first vesting will occur on November 5, 2009. At each vesting date, a portion of the shares vesting will be surrendered to the Company in satisfaction of applicable withholding taxes relating to those vested shares.  If you are an employee and you cease to be employed by us before your restricted shares vest, those restricted shares will be forfeited. Other restrictions regarding the restricted shares are set forth in the 2008 Plan.

You are not required to exchange any eligible options or participate in this Offer. You may tender options that were part of one or more award grants and not tender options that were part of another award grant. However, to the extent you tender options that were part of any particular award grant, you must tender all outstanding eligible options that were a part of that grant. All eligible options properly tendered and not validly withdrawn before the expiration date will be exchanged for restricted shares upon the terms and subject to the conditions set forth in this Offer to Exchange. The Offer is not conditioned upon a minimum number of eligible options being exchanged, but is subject to the conditions described in Section 6 of this Offer to Exchange.

Although our Board of Directors has approved the making of this Offer, neither we nor our board make any recommendation as to whether you should exchange or refrain from exchanging any of your eligible options. You must make your own decision whether to elect to exchange your eligible options.

Our executive officers, other than those who are named in the compensation tables in the proxy statement for our 2009 annual meeting of stockholders (“Named Executive Officers” or “NEOs”), are eligible to participate in the Offer. The Named Executive Officers and the members of our Board of Directors are not eligible to participate in the Offer.  Our executive officers (consisting of all persons who are deemed officers for purposes of Section 16 of the Securities Exchange Act of 1934, which includes our NEOs) and directors hold approximately 5.7% of all eligible options. As of the date of this Offer to Exchange, our executive officers (other than our Named Executive Officers) hold eligible options to purchase approximately 90,000 shares, or 5.7% of the shares underlying all of the eligible options.  If our executive officers (other than our Named Executive Officers) participate fully in the Offer they will receive an aggregate of approximately 27,692 restricted shares in exchange for their eligible options. Shares of our common stock are quoted on The NASDAQ Global Market under the symbol “NWK.” On August 12, 2009, the closing price of our common stock was $6.16 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your eligible options.

You should direct questions about this Offer or requests for documents described in this Offer or other assistance to Bobbi Parry, Assistant Controller, at 510-574-2820 or to Karen Drumm, Treasury Manager, at 510-574-2695. You may also contact Ms. Parry and Ms. Drumm by e-mail at: stock_admin@net.com.

We have not authorized any person to make any recommendation as to whether you should tender or refrain from tendering any of your eligible options pursuant to the Offer. You should rely only on the information contained in this Offer to Exchange or in documents to which we have referred you.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of this Offer, passed upon the merits or fairness of the Offer, passed upon the adequacy or accuracy of the disclosure in or incorporated by reference in this Offer to Exchange, or determined if this Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

A “Summary Term Sheet” describing the principal terms of the Offer follows the Table of Contents. You should read this entire Offer to Exchange and the enclosed Letter of Participation carefully before deciding whether or not to tender any of your eligible options for exchange. You may want to consult with your personal financial advisor or other professional advisor regarding your individual circumstances.

The date of this Offer to Exchange is August 13, 2009.

TABLE OF CONTENTS

Summary Term Sheet

1

Risk Factors

8

The Offer

10

1.

Eligibility; Issuance of Restricted Shares; Expiration Date

10

2.

Purpose of the Offer

12

3.

Procedures; Acceptance of Eligible Options

13

4.

Withdrawal Rights

14

5.

Acceptance of Options for Cancellation; Issuance of Restricted Shares

15

6.

Conditions of the Offer

15

7.

Price Range of Our Common Stock

17

8.

Source and Amount of Consideration; Terms of Restricted Shares

17

9.

Information About Network Equipment Technologies

19

10.

Interests of Directors and Officers; Transactions and Arrangements About the Options

20

11.

Status of Options We Acquire in the Offer; Accounting Consequences of the Offer

21

12.

Legal Matters; Regulatory Approvals

21

13.

Material United States Tax Consequences

21

14.

Extension of Offer; Termination; Amendment

22

15.

Fees and Expenses

23

16.

Additional Information

23

17.

Forward-Looking Statements

24

18.

Miscellaneous

24

- ii -

SUMMARY TERM SHEET

This Section contains answers to some of the questions that you may have about the Offer. We urge you to read this entire Offer to Exchange carefully because the information in this summary is not complete. Where appropriate, we have included references to the relevant sections of this Offer to Exchange to help you find a more complete description of the topics in this summary.

General Questions about the Offer

Q1.

What are we offering to exchange?

We are offering eligible participants the opportunity to receive restricted shares in exchange for certain of their outstanding options. See Section 1 of this Offer to Exchange.

Q2.

Who is eligible to participate in the Offer?

You are eligible to participate in this Offer if, on August 13, 2009 you hold eligible options and are one of our active domestic employees (full-time or part-time), other than a Named Executive Officer or a member of our Board of Directors, or certain non-U.S. employees, and you continue to be so as of the expiration of the Offer.

Q3.

Which non-U.S. employees are eligible to participate in the Offer?

Otherwise-qualifying employees in Australia, France, Hong Kong, Japan, and the United Kingdom are also eligible to participate in the Offer.

Q4.

Are there differences in the Offer for eligible non-U.S. employees?

No.  Additional country-specific information regarding the tax implications of the Offer to eligible employees who are subject to certain tax regimes outside of the U.S. is set forth in Appendix A to this Offer to Exchange.

Q5.

 Which stock options are “eligible options?”

“Eligible options” are stock options under our 1993 Option Plan, 1997 Stock Option Program, and 2008 Plan that (i) are underwater as of the date of this offer to exchange, such that the exercise price thereof is greater than or equal to $6.16 (the highest closing price of our common stock on The NASDAQ Global Market or the New York Stock Exchange, as applicable, during the 52 weeks prior to the date of commencement of this Offer); and (ii) were granted more than one year prior to the date of commencement of this Offer.

Q6.

Why are we making the Offer?

The Offer is intended to accomplish a number of important objectives:

•

to provide renewed incentives and motivate eligible employees to contribute to achieving future growth of our stock price, by issuing equity incentives that are more closely aligned with our current stock price and in accordance with economic expectations, which we believe will again become an important tool to help to retain and motivate employees to continue to create stockholder value.

•

to significantly improve the retention effects of our long-term incentives by reintroducing vesting restrictions;

•

to recapture value from compensation costs that we are currently incurring with respect to outstanding stock options and that we believe do not currently provide proportionate motivational impact;  and

•

to reduce our incentive award overhang.

Q7.

Can we amend the Offer?

Yes. We may amend the Offer, as long as we comply with applicable law. In certain circumstances, we will be required to extend the period during which you may tender eligible options if we amend certain terms of the Offer. See Section 14 of this Offer to Exchange.

Q8.

What do we and our board of directors think of the Offer?

Although our Board of Directors and our compensation committee have authorized the Offer, our Board of Directors (and the compensation committee) recognizes that the decision to tender eligible options is an individual one that should be based on a variety of factors. Neither we nor our Board of Directors (or its compensation committee) is making any recommendation as to whether you should or should not participate in the Offer. You must make your own decision whether to participate in the Offer. You should consult with your personal advisors if you have questions about your financial or tax situation or whether you should participate in the Offer.

Questions Regarding the Restricted Shares

Q9.

What are restricted shares?

Shares of restricted stock, or “restricted shares,” are shares of common stock with certain restrictions imposed either by the issuer or by operation of law, which restrictions include the risk of forfeiture. Generally, the relevant restrictions are the applicable vesting periods and the provisions of the plan under which the restricted shares are granted. The value of restricted stock is approximately the market value of the underlying common stock at any given time (because of the restrictions, the value may be lower than the market value).

Q10.

How many restricted shares will I receive in exchange for eligible options that I tender?

The number of restricted shares that you will receive if you elect to participate in the Offer can be calculated by applying certain ratios described in Section 1 of this Offer to Exchange to each of your outstanding awards of eligible options, and the Offer has been designed so that you will receive an approximately equal “value-for-value” exchange based on the valuation methodology described below. The fair value of eligible options has been estimated using certain historical option exercise and cancellation data to predict the timing and magnitude of exercises and post-vesting cancellations underlying the options being valued. Additionally, the option fair value is affected by a number of other variables which include, but are not limited to, the expected stock price, expected stock price volatility, expected post-vesting cancellation rate, risk-free interest rates, dividend yield, and projected employee exercise behavior, all in accordance with the Hull-White II Trinomial Lattice Model. The fair value of the restricted shares to be issued in the Offer has been estimated by Equity Methods, LLC.

The estimated value of the eligible options and the estimated value of the restricted shares yield a set of exchange ratios which will determine, for each grant of eligible options, how many restricted shares will be issued in the Offer in exchange for those options.  Employees who elect to participate in the Offer will receive restricted shares equal in estimated value to the stock options they validly tender in the Offer.

In order to calculate the number of restricted shares which you will receive for each of your outstanding grants of eligible options, you should divide the number of options constituting the grant that you are tendering by the applicable ratio set out in this Offer to Exchange under “The Offer – Eligibility; Issuance of Restricted Shares; Expiration Date.”

Q11.

My eligible options require that I pay an exercise price to obtain the underlying shares. Will I have to pay any exercise price for my restricted shares?

No. Even though the eligible options have an exercise price associated with the underlying shares, any restricted shares issued in the Offer will not require the payment of any exercise price, but will only be subject to specific vesting requirements. You will, however, be required to satisfy any withholding tax liability upon each vesting date of the restricted shares.

Q12.

Will I receive any fractional shares?

No, we will not issue any fractional shares. The number of restricted shares to be received by each participant will be rounded down to the nearest whole number of shares on a grant-by-grant basis.

Q13.

Will I receive any cash payment for my eligible options?

No. We will only issue you restricted shares. You will not receive any cash payment upon the issuance of such shares.

Q14.

When will my restricted shares vest?

Restricted shares will be issued and outstanding immediately upon grant, but will be subject to vesting quarterly, in equal portions, over approximately two years following the date of grant. Specifically, the restricted shares will vest as to one-eighth of the total number of shares on the fifth day of each February, May, August and November, such that if the restricted shares in this Offer are issued, for example, on September 14, 2009, then the first vesting will occur on November 5, 2009.

Q15.

Why will the restricted shares I receive in the Offer be subject to vesting even if the eligible options I tender are already fully vested?

One of the important objectives of the Offer is to provide eligible employees with incentives to remain employed with us. Our Board of Directors and compensation committee have made the judgment that this objective is best served by making all restricted shares awarded in the Offer subject to a vesting requirement, even if the eligible options that you tender are already fully vested.

Q16.

What happens if my employment terminates before my restricted shares have vested? How is this different than what would happen to my eligible options?

You will forfeit all of your unvested restricted shares if your employment terminates for any reason. Termination of employment will not affect your rights in any restricted shares that have vested before your employment terminates.

Under the various incentive plans under which the eligible options were issued, you will forfeit all of your unvested options if your employment terminates for any reason. However, under those incentive plans, your ability to exercise vested eligible options after termination may depend on the specific terms of your award agreement.  You should refer to the applicable incentive plan and your existing award agreement to confirm the specific conditions under which you may exercise any unexercised options upon any termination of employment.

Q17.

What happens to the restricted shares if we undertake a stock split or similar event, or a change in control transaction? How is this different than what would happen to my eligible options?

In the event of any stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, payment of a dividend or distribution in a form other than stock (excepting normal cash dividends) that has a material effect on the fair market value of our common stock, or any other increase or decrease in the number of issued shares of common stock for which the Company does not receive consideration, then the number of restricted shares will be adjusted proportionately.

In the event of a change in control transaction, each vested restricted share will be assumed by the successor (or surviving) corporation or replaced by an equivalent award for shares of such corporation. In the event of certain changes in control, the board will have the discretion to provide for accelerated vesting of any restricted shares. See Section 8 of this Offer to Exchange.

Under certain of the incentive plans under which the eligible options have been issued, you may also have a right to proportionate adjustment of your options or immediate vesting of your options upon a change in control. You should refer to such plan to confirm whether or not your eligible options are subject to adjustment in the event of a stock split or similar event or a change of control transaction or early vesting upon a change in control.

Q18.

What are the other material differences between the eligible options and the restricted shares?

The restricted shares are different from the eligible options primarily because immediately upon issuance of the restricted shares, you are the record holder of those shares, and can exercise full voting rights and receive dividends, if declared, with respect to those shares, without having to make payment of an exercise price. The eligible options, on the other hand, require payment of an exercise price in order to receive the underlying shares of common stock before you can exercise voting rights and receive dividends, if declared, with respect to the underlying shares. Further, the eligible options have an expiration period after issuance; if you fail to exercise the eligible options before their expiration (for example, if they are underwater prior to and at expiration), you will lose the right to receive the shares of common stock underlying those eligible options. Once vested, there is no “expiration date” of the restricted stock.

Procedures for Participating in the Offer

Q19.

How do I tender my eligible options?

You may tender your eligible options by completing the Letter of Participation that is included with this Offer to Exchange (or obtaining a copy by sending an email to stock_admin@net.com or contacting Bobbi Parry, Assistant Controller, available at 510-574-2820 or Karen Drumm, Treasury Manager, available at 510-574-2695), signing it and sending the properly completed and signed form to us by one of the methods described below. For your tender to be effective, we must receive your properly completed and signed Letter of Participation before the expiration date of the Offer.  It is your responsibility to ensure your Letter of Participation is received by the appropriate date.

Tender by e-mail. You may tender your eligible options by e-mail by sending the properly completed and signed Letter of Participation by e-mail as an attachment in Adobe PDF format to the following e-mail address: stock_admin@net.com. You may tender eligible options through e-mail 24 hours a day, 7 days a week, at any time until the expiration of the Offer.

Tender by facsimile (fax). You may also tender your eligible options by transmitting the properly completed and signed Letter of Participation to us by facsimile (fax) to the following number: 510-574-2500. No cover sheet is needed. You may tender eligible options by fax 24 hours a day, 7 days a week, at any time until the expiration of the Offer.

Tender in person. You may also tender your eligible options in person by delivering the properly completed and signed Letter of Participation to Bobbi Parry or Karen Drumm in person (interoffice mail is not acceptable), who will generally be available to accept your tender from 9:00 A.M. to 5:00 P.M., local time, Monday through Friday (except for the Labor Day holiday on Monday, September 7, 2009), at any time until the expiration of the Offer.

See Section 3 of this Offer to Exchange.

Q20.

If I decide to tender my eligible options, do I have to tender all of my eligible options or can I tender just some of them?

You are not required to exchange any eligible options. You may tender one or more other awards of eligible options.  In order to tender any eligible options, you must tender all of the options subject to such award.

Q21.

May I exercise my vested eligible options before the expiration of the Offer?

In general, yes. You may exercise any or all of your vested eligible options at any time before the Offer expires, whether or not you have already tendered any eligible options. To the extent that you exercise any of your eligible options before the Offer expires, the value attributed to, and the number of shares of our common stock underlying, those eligible options, will be taken into account if you tender any remaining eligible options, and will reduce the number of restricted shares that you will receive in exchange for your properly tendered eligible options. See Section 3 of this Offer to Exchange.

Q22.

May I withdraw options after I have tendered them?

Yes. You may withdraw your previous tender of eligible options at any time before the expiration of the Offer, which is currently scheduled for 12:00 P.M. (noon), California time, on September 11, 2009. To withdraw previously tendered eligible options, you must use the form of  Withdrawal Letter included in the materials accompanying this Offer to Exchange. You may also obtain a Withdrawal Letter by sending an email to stock_admin@net.com or contacting Bobbi Parry, Assistant Controller, available at 510-574-2820 or Karen Drumm, Treasury Manager, available at 510-574-2695. See Section 4 of this Offer to Exchange.

Q23.

Will we accept all eligible options tendered in the Offer?

Subject to the conditions of the Offer set forth in Section 6 of this Offer to Exchange, we will accept all eligible options that are properly tendered by, and not validly withdrawn before, the expiration of the Offer. However, we reserve the right to reject any or all tenders of eligible options that we, in our sole discretion, determine are not in appropriate form or that it would be unlawful for us to accept. In addition, we will not be required to accept tendered eligible options if, prior to the expiration of the Offer, certain events occur or fail to occur, such that, in our reasonable judgment, it would be inadvisable for us to proceed with the Offer. These events include, among other things:

•

changes in applicable law or regulations;

•

changes in accounting principles;

•

third-party tender offers for our common stock or other acquisition proposals;

•

adverse changes in market conditions; and

•

lawsuits challenging the Offer.

These and various other events are more fully described in Section 6 of this Offer to Exchange.

The Offer is not conditioned on participation by a minimum number of eligible participants or the tender of a minimum number of eligible options.

Q1.

How will you know if we have accepted eligible options tendered in the Offer?

Promptly after the expiration of the Offer, and assuming that we accept eligible options tendered for exchange, we will send all eligible participants in the Offer an e-mail stating that the Offer expired and that we are accepting all eligible options that were properly tendered. This e-mail will constitute notice to you that we have accepted the eligible options that you properly tendered. See Sections 5 and 6 of this Offer to Exchange.

Q2.

When will we issue the restricted shares?

If you properly tender your eligible options and we accept all eligible options properly tendered, we will issue your restricted shares promptly after the expiration of the Offer. The 2008 Plan, together with the restricted stock agreement governing your restricted stock, includes the terms and conditions applicable to your restricted shares. See Sections 5 and 8 of this Offer to Exchange.

You will be the record holder of your restricted shares and they will be registered in your name on the books and records maintained for us by the transfer agent for our common stock. Upon vesting, your vested shares will be electronically deposited into an account in your name at eTrade.

Q3.

What will happen to my eligible options if I decide not to participate in the Offer?

If you choose not to participate in the Offer, you will retain your eligible options without change to the exercise price, the number of shares, the expiration date, or the terms and conditions of each award as currently in effect. These terms and conditions are set forth in the incentive plan pursuant to which such options were granted, and in the relevant stock option award agreements for those awards.

Q4.

Is there anything I need to do if I decide not to tender my options?

No.

Q5.

Will I have to pay taxes when I tender my options in the Offer?

If you are subject to tax in the U.S., you should incur no immediate tax consequences when you tender your eligible options and receive restricted shares in exchange. We believe that the exchange will be treated as a non-taxable exchange in the U.S.  See Section 13 of this Offer to Exchange. For those persons subject to tax in Australia, France, Hong Kong, Japan, or the United Kingdom, please see Appendix A to this Offer to Exchange for a discussion of certain tax consequences. We recommend that you consult a professional tax advisor if you have questions concerning the tax consequences to you of participating in the Offer.

Q6.

Will I have to pay taxes when my restricted shares vest?

If you are subject to tax in the U.S., you will receive restricted shares in exchange for your properly tendered eligible options. You will recognize ordinary income when any of your restricted shares vest, in an amount equal to the fair market value of the vesting shares on the vesting date (plus the amount of any dividends that accrued on your restricted shares prior to vesting). We will determine the fair market value of the shares based on the closing price of our common stock on The NASDAQ Global Market (or other principal stock exchange on which our common stock is then listed) on the relevant vesting date. The ordinary income resulting from the vesting of restricted shares and distribution of accrued dividends on the vested shares will be subject to income and payroll withholding tax and will be reflected in the Form W-2 reported to the Internal Revenue Service for the year in which vesting occurs. For more information, see Section 13 of this Offer to Exchange.

If you have any questions about the tax consequences of participation in the Offer, we recommend that you consult a professional tax advisor.

Q7.

When will the Offer expire? Can it be extended, and if so, how will I be notified if it is extended?

The Offer will expire at 12:00 P.M. (noon), California time, on September 11, 2009, unless we extend it. We may, in our discretion, extend the Offer at any time. If we extend the Offer, we will make a public announcement of the extension no later than 9:00 A.M., California time, on the next business day after the last previously scheduled or announced expiration of the Offer. See Section 14 of this Offer to Exchange.

Q8.

Is there any information about the Company that I should be aware of?

Before making your decision, you should carefully review the information in, or incorporated by reference in, this Offer to Exchange, including the information about us set forth and referred to in Sections 9 and 16 of this Offer to Exchange.

Q9.

Who can I talk to if I have questions about the Offer?

We have not authorized anyone to make any recommendation as to whether you should tender or refrain from tendering any of your eligible options pursuant to the Offer. If anyone makes any such recommendation, you must not rely upon that recommendation as having been authorized by us. You should rely only on the information contained in this Offer to Exchange or in documents attached to, distributed with, or referenced in this Offer to Exchange.

You should direct questions about this Offer or requests for assistance to Bobbi Parry, Assistant Controller, available at 510-574-2820 or Karen Drumm, Treasury Manager, available at 510-574-2695, from whom you may also request additional copies of any documents referred to in this Offer to Exchange (including the Letter of Participation and the Withdrawal Letter).

RISK FACTORS

Risks of Participating in the Offer

Participating in the Offer involves a number of potential risks, including those described below. This list highlights some of the risks and is not exhaustive. Eligible participants should carefully consider these and other risks and are encouraged to speak with their investment and tax advisors as necessary before deciding whether to participate in the Offer. In addition, we urge you to read this Offer to Exchange, the information incorporated by reference herein, and the enclosed Letter of Participation carefully and in their entirety before you decide whether to participate in the Offer.

If your employment terminates for any reason before the restricted shares that you receive in the Offer vest, you will forfeit the unvested restricted shares.

If you elect to participate in the Offer, the restricted shares that you receive in exchange for your tendered eligible options will be subject to vesting. Subject to your continued employment with us, the restricted shares will vest quarterly, in equal portions, over approximately two years following the date of grant. If your employment terminates for any reason before your restricted shares have vested in full, you will forfeit any unvested restricted shares.

You should note that your employment with us is “at will” and may be terminated at any time unless otherwise required by applicable law, and your participation in the Offer does not constitute a guarantee that your employment will be continued through the vesting date(s) of your restricted shares. In addition, we can give no assurance that there will be no reductions in force or other terminations of employees at any time in the future.

If you forfeit restricted shares that you receive in the Offer because your employment terminates, you could be worse off than if you had not participated in the Offer.

The terms and conditions of your eligible options may provide for more favorable treatment in the event of your termination of employment than do the terms and conditions of the restricted shares awarded in the Offer. For example, some eligible options may remain exercisable for a specified period following certain types of termination of employment, and the restricted shares to be issued in the Offer do not have similar provisions. As a result, you could be worse off than if you had kept your eligible options. You should consider the consequences of a termination of employment on both your eligible options and on the restricted shares you would receive in the Offer before deciding whether to tender your eligible options.

If the trading price of our common stock increases after the date your tendered eligible options are canceled pursuant to the Offer, you could end up worse off than if you had not participated in the Offer.

If you choose to tender your eligible options in the Offer, the number of restricted shares you will receive will be less than the number of shares of our common stock underlying your tendered eligible options. As a result, there is an amount of potential appreciation of our common stock that, if achieved, would result in it being to your economic benefit to have chosen not to tender your eligible options in the Offer. The amount by which our common stock would have to appreciate in order for this result to occur depends on the exercise prices of your eligible options, the number of eligible options in each of your grants of eligible options and the number of restricted shares that you receive in exchange for your tendered eligible options. We can give no assurance that over time the value of your restricted shares will be equal to or greater than the gain you might have been able to realize upon exercise of the eligible options you tender in the Offer.

The value attributed to your eligible options was determined using the Hull-White II Trinomial Lattice Model. Other option pricing models, or assumptions different from those used to value your eligible options, might result in a different attributed value.

The estimated value of eligible options, as reflected in the exchange ratios between eligible options and restricted shares to be issued, was estimated using the Hull-White II Trinomial Lattice Model, which is a standard and accepted model for valuing stock options. This model uses various assumptions in determining the value of stock options, including expected stock price, expected stock price volatility, expected life, expected cancellation rates, the risk-free interest rate and the dividend yield, and projected employee exercise behavior.

You should be aware that option valuation is not an exact science. Although the Hull-White II Trinomial Lattice Model is a standard and accepted model for determining the value of options, there are other option pricing models in use. If we had used a different option pricing model, the value attributed to your eligible options might have been different and might have resulted in your being entitled to receive a larger number of restricted shares.

In addition, the utilization of different assumptions in the Hull-White II Trinomial Lattice Model, including values for our common stock at different dates, can produce significantly different results for the value of an option. Even experts can disagree on the correct assumptions to use for any particular option valuation exercise. The assumptions used in order to value your eligible options may not be the same as those that would have been used by others and, therefore, the estimated valuation of your eligible options may not be consistent with that obtained using other input assumptions.

Business, Common Stock and Other Risks

For a description of risks related to our business and our common stock, please see the information under the heading “Item 1A – Risk Factors” in our annual report on Form 10-K for the year ended March 27, 2009, filed with the SEC and incorporated herein by reference.

THE OFFER

1.

Eligibility; Issuance of Restricted Shares; Expiration Date

We are offering our employees the opportunity to exchange certain of their outstanding options to purchase shares of our common stock for restricted shares of our common stock (“restricted shares”). “Eligible options” are stock options that (i) are underwater as of the date of this offer to exchange, such that the exercise price thereof is greater than or equal to $6.16 (the highest closing price of our common stock on The NASDAQ Global Market or the New York Stock Exchange (as applicable) during the 52 weeks prior to the date of commencement of this Offer to Exchange); and (ii) were granted more than one year prior to the date of commencement of this Offer to Exchange. Eligible options may be exchanged for restricted shares in accordance with the ratios set forth in this Offer to Exchange. The offer is subject to the terms and conditions set forth in this Offer to Exchange and the related Letter of Participation, which, together with any amendments or supplements to either, collectively constitute the “Offer.”

Pursuant to the terms and conditions of this Offer, as of the date hereof, there are stock options underlying 1,579,098 shares of our common stock that are eligible to be surrendered for exchange pursuant to the Offer.

You are eligible to participate in this Offer if, on August 13, 2009 you hold eligible options and are one of our current employees (full-time or part-time) and you continue to be so as of the expiration of the Offer. You will also be eligible to participate if you are on an approved leave of absence as of the expiration of the Offer and you otherwise meet the eligibility requirements of the preceding sentence.  Likewise, if you are on a period of “garden leave” or a similar employment termination notice period that may apply pursuant to local law, you are an eligible employee, but before deciding whether to exchange any eligible options in the Offer, please carefully note that the grant of restricted shares will be conditioned upon continued employment.  If you do not remain an employee for any reason, including layoff, termination, voluntary resignation, death or disability, through and including the expiration date (as defined below) of the Offer, you cannot participate in the Offer. If you are no longer an employee of the Company on the date that the restricted share grants are made, even if you had elected to participate and had validly tendered and not withdrawn your eligible options, your tender will automatically be deemed withdrawn and you will not participate in the Offer. Instead, you will retain your outstanding options in accordance with their current terms and conditions.

Upon the terms and subject to the conditions set forth in this Offer to Exchange, we will issue restricted shares to those eligible persons who elect to participate in the Offer promptly after the date on which we accept and cancel the eligible options tendered for exchange. We will accept eligible options which are properly tendered for exchange and not validly withdrawn in accordance with Section 4 of this Offer to Exchange before the Offer expires on the expiration date.

The exchange ratios (that is, how many eligible options an eligible employee must surrender in order to receive one restricted share) have been determined using the Hull-White II Trinomial Lattice Model. To calculate the fair market value of eligible options, this model uses certain historical stock option exercise and cancellation data to predict the timing and magnitude of exercises and post-vesting cancellations underlying the options being valued. Additionally, the option fair value if affected by a number of other complex variables which include, but are not limited to, the expected stock price, expected stock price volatility, expected post-vesting cancellation rate, risk-free interest rates, dividend yield, and projected employee exercise behavior. The fair value of a restricted share is the closing price per share of the stock on the date of valuation (on August 11, 2009 it was $6.00 per share). In this Offer, we intend to grant an approximate ‘value-for-value’ exchange, such that the value which we estimate for eligible options validly tendered, not withdrawn, and accepted will approximately equal the value which we estimate for the restricted shares issued. Accordingly, the Offer will result in an approximate cost-neutral exchange to the Company. Restricted shares calculated according to the applicable exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. No fractional shares will be issued.

Grant Date Range of Eligible Employee Grants	Number of Shares Underlying Eligible Options (Projected as of Exchange Date)	Weighted Average Exercise Price	Weighted Average Remaining Life of Eligible Options (years)	Exchange Ratio (Eligible Options Exchanged to RSAs Issued)	Number of Shares Underlying Replacement RSAs (Projected as of Exchange Date)
9/1/1999 to 12/31/1999	3,275	$11.71	0.158	*	0
1/1/2000 to 3/31/2000	99,247	$10.11	0.468	30.00	3,308
4/1/2000 to 12/31/2000	156,449	$8.95	0.829	10.00	15,644
1/1/2001 to 12/31/2001	20,000	$6.44	1.350	3.50	5,714
1/1/2003 to 6/30/2003	7,000	$7.90	3.688	3.50	2,000
7/1/2003 to 12/31/2003	94,415	$8.46	3.822	3.75	25,177
1/1/2004 to 6/30/2004	35,000	$10.37	4.611	4.00	8,750
7/1/2004 to 12/31/2004	161,325	$7.72	4.969	3.50	46,092
1/1/2005 to 12/31/2005	8,300	$7.15	5.524	2.75	3,018
1/1/2007 to 6/30/2007	395,100	$9.60	7.585	3.25	121,569
7/1/2007 to 12/31/2007	533,387	$11.30	8.150	3.25	164,119
1/1/2008 to 6/30/2008	65,600	$7.00	8.445	2.50	26,240
	1,579,098	$9.74	6.014	3.747	421,631

Under separate cover, we are also sending to you a statement listing your eligible options.  In order to determine the number of restricted shares which you will receive for each grant of eligible options you elect to tender, you should divide the number of eligible options covered by such grant by the ratio set forth in the table above that corresponds to the time period in which such grant was made.

For example, if you hold a grant of 1000 eligible options made during May 2004, you would divide 1000 by 4 (the exchange ratio set forth in the table above corresponding to the time period in which your options were granted) to determine that you would receive 250 shares of restricted stock in the Offer in exchange for your valid tender, and acceptance by the Company of, such eligible options.

Similarly, if you hold a grant of 1000 eligible options made during August 2000, you would divide 1000 by 10 (the exchange ratio set forth in the table above corresponding to the time period in which your options were granted) to determine that you would receive 100 shares of restricted stock in the Offer in exchange for your valid tender, and acceptance by the Company of, such eligible options.

If you exercise any of your eligible options before the Offer expires, the number of restricted shares that you will receive if you participate in the Offer will be proportionately reduced to reflect your exercise.

The restricted shares issued in exchange for tendered eligible options will be issued under the Company’s 2008 Equity Incentive Plan, as amended (the “2008 Plan”). The restricted shares will be subject to forfeiture and other restrictions until they vest under the terms of the 2008 Plan and any restricted stock agreement applicable to such restricted shares. By properly tendering for exchange your eligible options, you will be deemed to have accepted the terms of, and agreed to be bound by, the 2008 Plan and the applicable restricted stock agreements.

You will not be required to pay any cash for the restricted shares you will receive. However, you will be required to satisfy any withholding tax liability upon each vesting date of the restricted shares. This obligation must be satisfied by surrendering to the Company the portion of the vesting shares with a value equal to the withholding obligation.

Your eligible options may be fully vested. The restricted shares to be issued in connection with the Offer, however, will not be vested. Assuming you continue to meet the requirements for vesting specified in the 2008 Plan and the applicable restricted stock agreements, the restricted shares will vest as to one-eighth of the total number of shares on the fifth day of each February, May, August and November, such that if the restricted shares in this Offer are issued, for example, on September 14, 2009, then the first vesting will occur on November 5, 2009. You will forfeit all of your unvested restricted shares if your employment with us terminates for any reason. Termination of employment will not affect your rights in any restricted shares that have vested before your employment terminates. Other restrictions regarding the restricted shares are set forth in the 2008 Plan and the applicable restricted stock agreements.

Participation in the Offer is voluntary. You are not required to exchange any eligible options. You may tender one or more separate awards of eligible options while retaining one or more other awards of eligible options, but if you tender any eligible options under an award, you must tender all of the eligible options which are subject to that award.  All eligible options properly tendered and not validly withdrawn, and accepted by us, before the expiration date will be exchanged for restricted shares upon the terms and subject to the conditions set forth in this Offer to Exchange. The Offer is not conditioned upon a minimum number of eligible options being exchanged, but is subject to the conditions described in Section 6 of this Offer to Exchange.

The term “expiration date” means 12:00 P.M. (noon), California time, on September 11, 2009, unless and until we, in our sole discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer remains open, the term “expiration date” will refer to the latest time and date at which the Offer expires. See Section 14 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the Offer and Section 6 of this Offer to Exchange for a description of our rights to accept all of the properly tendered eligible options or to reject them all.

2.

Purpose of the Offer

The purposes of the Offer include the following:

•

provide renewed incentives and motivate eligible employees to contribute to achieving future growth of our stock price. By issuing equity incentives that are more closely aligned with our current stock price and in accordance with economic expectations, we believe that such incentives will again become an important tool to help to retain and motivate employees to continue to create stockholder value;

•

aid in retention of qualified personnel. Restricted shares issued in the Offer will be subject to vesting over approximately two years following the date of grant, regardless of whether the eligible options tendered for exchange are partially or wholly vested at that time;

•

enable us to recapture value from compensation costs that we are currently incurring with respect to outstanding stock options that we believe do not currently provide proportionate motivational impact. We believe it is not an efficient use of our resources to recognize compensation expense on awards that do not provide significant perceived value to our employees. Under applicable accounting rules, we are required to recognize compensation expense related to outstanding equity incentive awards, even if these awards are never exercised. By replacing currently outstanding, underwater options that we believe have little or no retentive or incentive value with a lesser number of restricted shares with an approximately equivalent accounting value, we believe that we will dramatically increase the retentive and incentive values of such equity awards to be more consistent with the costs associated therewith. In addition, the Offer is not expected to create any material additional compensation expense beyond that currently recognized; and

•

allow us to reduce our incentive award overhang. As described above, we believe there is little to no incentive to exercise many outstanding stock options, especially those that are underwater. In the Offer, participants will be able to exchange eligible options for a lesser number of restricted shares, which will result in an immediate reduction in overhang.

3.

Procedures; Acceptance of Eligible Options

You may tender your eligible options by completing the Letter of Participation that is included with this Offer to Exchange (or obtaining a copy from Bobbi Parry, Assistant Controller, available at 510-574-2820 or Karen Drumm, Treasury Manager, available at 510-574-2695), signing it and sending the properly completed and signed form to us by email, facsimile (fax) or in person, as described in the Letter of Participation. For your tender to be effective, we must receive your properly completed and signed Letter of Participation before the expiration date of the Offer.

Regardless of the method you use to tender your eligible options, you must indicate the specific grants of eligible options that you are tendering. You do not need to return your option agreements governing your eligible options to effectively tender eligible options in the Offer. Your option agreements will be null and void when and if we accept the eligible options that you properly tender.

We will be deemed to have accepted eligible options that are validly tendered and not properly withdrawn if and when we send all eligible participants in the Offer an e-mail stating that the Offer expired and that we are accepting all eligible options that were properly tendered. This e-mail will constitute notice to you that we have accepted the eligible options that you properly tendered.

You should carefully review this Offer to Exchange and the Letter of Participation before deciding whether to tender your eligible options. You also may wish to discuss whether to tender your eligible options with your financial, tax or other personal advisors.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine all questions as to who is an eligible participant, the number of shares subject to eligible options, whether an eligible participant who has chosen to tender eligible options has tendered a valid grant of eligible options and the validity, form, eligibility (including time of receipt) and acceptance of any tender of eligible options. The determination of these matters by us will be final and binding on all parties.

We may reject any eligible options tendered to the extent we determine that the eligible options were not properly tendered or that it would be unlawful to accept the tendered eligible options. We may waive any defect or irregularity in any tender or withdrawal with respect to any particular eligible options or any particular eligible participant. No eligible options will be properly tendered until the eligible participant tendering the eligible options has cured all defects or irregularities or we have waived them. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any eligible options, and no one will be liable for failing to give notice of any defects or irregularities.

Our Acceptance Constitutes an Agreement. Your tender of eligible options pursuant to the procedures described in this Offer to Exchange constitutes your acceptance of the terms and conditions of the Offer. Subject to the conditions set forth in Section 6 of this Offer to Exchange, our acceptance of eligible options that are properly tendered will form a binding agreement between us and you on the terms and subject to the conditions of this Offer effective as of the expiration of the Offer.

Effect on Existing Options. If you decide not to tender any of your eligible options, you will retain such outstanding eligible options without change to the exercise price, the number of shares, or the terms and conditions of each award as currently in effect, and the option agreements evidencing these eligible options will continue in effect in accordance with their existing terms and conditions. If you tender any eligible options, but no longer are an eligible participant when the Offer expires, your tender will be automatically withdrawn and the option agreements evidencing your outstanding eligible options will continue in effect in accordance with their existing terms and conditions. If you properly tender any eligible options, upon our acceptance of eligible options tendered in the Offer, the option agreements evidencing the grant of those options will be deemed null and void and those options will be canceled.

Exercises of Eligible Options Prior to Expiration of the Offer. Generally, you may exercise all or any portion of your vested eligible options at any time before the Offer expires, whether or not you have already tendered any eligible options. To the extent that you exercise any of your eligible options before the Offer expires, the value attributed to, and the number of shares of our common stock underlying, those eligible options, as reflected on your Participant Statement, will be taken into account if you tender any remaining eligible options, and will reduce the number of restricted shares that you receive in exchange for your properly tendered eligible options.

Questions About the Offer. You should direct questions about the Offer to Bobbi Parry, Assistant Controller, at 510-574-2820 or to Karen Drumm, Treasury Manager, at 510-574-2695. We will generally be available to address your questions during regular business hours (California time), Monday through Friday, for so long as the Offer is open. Also see the question and answer section at the front of this Offer to Exchange for answers to some of the questions you may have about the Offer.

Data Privacy. By submitting a Letter of Participation to us, you acknowledge that all information you provide in the Letter of Participation is being given with your consent for the express purpose of participating in the Offer. You further acknowledge that we may share any such information with third parties to the extent necessary to effect your participation in the Offer, including, without limitation, the grant of restricted shares to you in exchange for your tendered eligible options.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering any of your eligible options pursuant to the Offer. You should rely only on the information contained in this Offer to Exchange and in documents to which we have referred you.

4.

Withdrawal Rights

You may withdraw any eligible options you previously have tendered by following the procedures described in this Section 4. The procedures described in this Section 4 are the only procedures you may use to withdraw previously tendered eligible options. You may withdraw your eligible options at any time before the expiration of the Offer, which is currently scheduled for 12:00 P.M. (noon), California time, on September 11, 2009.

If the Offer is extended by us beyond its currently scheduled expiration, you may withdraw any of your tendered eligible options at any time until the extended expiration of the Offer. In addition, if we have not accepted your tendered eligible options by October 8, 2009, you are permitted by law to withdraw your tendered eligible options from the Offer.

To withdraw previously tendered eligible options, you must use the form of Withdrawal Letter. If you tendered options by delivering a Letter of Participation to us by e-mail, by fax, or in person in accordance with the procedures set forth in Section 3 above, then to withdraw your tender you must send us a properly completed and signed Withdrawal Letter by any of those approved methods (e.g., by e-mail, by fax, or in person). The same e-mail address and fax numbers that are available for tenders are available for withdrawals. If you wish to withdraw your tender in person, you must deliver a complete and signed Withdrawal Letter in person to Bobbi Parry or Karen Drumm before the expiration of the Offer. For your withdrawal to be effective, we must receive your properly completed and signed Withdrawal Letter before the expiration of the Offer. A Withdrawal Letter is included in the materials accompanying this Offer to Exchange. You may also obtain a Withdrawal Letter by contacting Bobbi Parry or Karen Drumm.

If you withdraw previously tendered eligible options, regardless of method, you will receive an e-mail message confirming your withdrawal within two business days of our receipt of your Withdrawal Letter.

You may withdraw one or more previously tendered grants of eligible options.  You may not withdraw less than all of the eligible options constituting one particular grant.

If you have withdrawn your tender of eligible options, and before the expiration of the Offer you want to re-tender into the Offer with respect to any or all eligible options, you must properly re-tender such eligible options, in accordance with the procedures set forth in Section 3. You may choose to re-tender your eligible options any time before the expiration of the Offer. You are not required to use the same tender method (e-mail, fax or in person) that you used for your original tender.

Neither we nor any other person are obligated to give notice of any defects or irregularities in any withdrawal, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of withdrawals. Our determinations of these matters will be final and binding.

5.

Acceptance of Options for Cancellation; Issuance of Restricted Shares

On the terms and subject to the conditions of the Offer, if we accept all properly tendered eligible options in accordance with Section 6 of this Offer to Exchange, we will accept for exchange and will cancel all eligible options that were properly tendered and were not validly withdrawn before the Offer expires. We will issue the restricted shares promptly following the expiration of the Offer. By properly tendering for exchange your eligible options, you will be deemed to have accepted the terms of, and agreed to be bound by, the 2008 Plan and the applicable restricted stock agreements, and the option agreements evidencing your tendered eligible options will be deemed null and void.

We will send all eligible participants in the Offer an e-mail stating that the Offer has expired and we are accepting all eligible options that were properly tendered. This e-mail will constitute notice to you that we have accepted eligible options that you properly tendered.

6.

Conditions of the Offer

Promptly following the expiration of the Offer, subject to satisfaction of conditions set forth below, we will accept all eligible options that are properly tendered. If the conditions set forth below are not satisfied, we may reject all (but not less than all) eligible options that are properly tendered. If we reject all eligible options that are properly tendered, we will promptly communicate such rejection to all holders of eligible options by e-mail announcement. Following such a rejection, all of your current options will remain subject to their current terms and conditions and you will not receive any restricted shares.

We will not be required to accept for exchange any eligible options tendered and may terminate the Offer, subject to applicable securities laws, if at any time on or after the commencement of the Offer and before the expiration of the Offer, we determine that any of the following events shall have occurred and, in our reasonable judgment, the occurrence of the event makes it inadvisable for us to proceed with the Offer or to accept eligible options tendered for exchange:

(a)

any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal, is threatened (in writing), instituted or pending that directly or indirectly:

(i)

challenges the making of the Offer, the acquisition of any or all of the eligible options pursuant to the Offer, the exchange of restricted shares for such eligible options, or otherwise relates in any manner to the Offer; or

(ii)

in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Offer to us;

(b)

any action threatened (in writing), pending or taken, or any approval, exemption or consent is withheld, or any statute, rule, regulation, judgment, order or injunction threatened (in writing), proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(i)

make the acceptance for exchange of any or all of the eligible options illegal or otherwise restrict or prohibit consummation of the Offer or that otherwise relates in any manner to the Offer;

(ii)

delay or restrict our ability, or render us unable, to accept for exchange any or all of the eligible options;

(iii)

materially impair the contemplated benefits of the Offer to us; or

(iv)

materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business;

(c)

there shall have occurred:

(i)

any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii)

the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

(iii)

the commencement or material escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv)

any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States;

(v)

any significant decrease or increase in the market price of the shares of our common stock;

(vi)

any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operations or prospects or on the trading in our common stock or that makes it inadvisable to proceed with the Offer; or

(vii)

in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(d)

a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, is proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i)

any person, entity or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before the date we commence the Offer); or

(ii)

any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities (other than in connection with a transaction to which we have agreed); or

(e)

any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us or may materially impair or impact the benefits that we believe we will receive from the Offer.

The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration of the Offer. We may waive them, in whole or in part, at any time and from time to time prior to the expiration of the Offer, in our discretion, whether or not we waive any other condition to the Offer. In the event that we waive a condition for any particular eligible participant, we will waive that condition for all eligible participants. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other. Any determination that we make concerning the events described in this Section 6 will be final and binding upon all interested persons, including you.

7.

Price Range of Our Common Stock

Our common stock currently trades on The NASDAQ Global Market under the symbol “NWK.” Until April 23, 2009, our stock traded on the New York Stock Exchange under that symbol. As of August 12, 2009, the closing price of our common stock, as reported on The NASDAQ Global Market, was $6.16 per share. As of July 24, 2009, there were approximately 29,379,000 shares of our common stock outstanding. The following chart sets forth the high and low prices of our common stock for the periods set forth below:

	Low	High
Fiscal 2010
First Quarter	$3.12	$4.56
Second Quarter (through August 12, 2009)	$3.76	$6.24

Fiscal 2009
First Quarter	$3.20	$6.94
Second Quarter	$2.49	$3.88
Third Quarter	$1.76	$3.55
Fourth Quarter	$2.49	$3.78
Fiscal 2008
First Quarter	$8.67	$11.20
Second Quarter	$7.88	$14.75
Third Quarter	$7.94	$15.75
Fourth Quarter	$5.10	$8.64

We recommend that you obtain current market quotations for our common stock before deciding whether to tender any of your eligible options for exchange. At the same time, you should consider that the current market price of our common stock may provide little or no basis for predicting what the market price of our common stock will be on the vesting dates of the restricted shares, or at any time in the future.

Because the fluctuating share price could affect your decision of whether to tender eligible options for exchange in the Offer, you may wish to discuss its effect on the value of your eligible options with a personal financial advisor.

8.

Source and Amount of Consideration; Terms of Restricted Shares

Consideration

If you properly tender eligible options, you will receive restricted shares as set forth in Section 1 of this Offer to Exchange. Eligible participants will not have a choice between receiving restricted shares or other consideration in exchange for properly tendered eligible options.

Restricted shares will be issued under the 2008 Plan. The grant to you of restricted shares under the 2008 Plan in connection with the Offer does not entitle you to any future awards under the 2008 Plan.

Pursuant to the terms and conditions of the Offer, there are eligible options to purchase 1,579,098 shares of our common stock outstanding. Were all of these eligible options are properly tendered and accepted by us, we would issue an aggregate of 421,459 restricted shares in connection with the Offer.

Terms of Restricted Shares

Issuance Under the 2008 Plan. Restricted shares granted upon cancellation of properly tendered eligible options will be subject to all the terms and conditions of the 2008 Plan and the applicable restricted stock agreements. Our statements in this Offer to Exchange concerning the 2008 Plan, the applicable restricted stock agreements and the restricted shares are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 2008 Plan and the applicable restricted stock agreements. The 2008 Plan is attached as an annex to the definitive proxy statement relating to our 2009 Annual Meeting of Stockholders, which we filed with the SEC on June 30, 2009. See Section 16 of this Offer to Exchange for instructions as to how you can view or obtain a copy of the proxy statement. The form of the restricted stock agreement to be used in connection with the issuances of restricted stock pursuant to the Offer is attached as an exhibit to the Schedule TO which we filed with the SEC on or immediately prior to the date of commencement of the Offer.

If you properly tender your eligible options and we accept all eligible options properly tendered, we will issue your restricted shares promptly after the expiration of the Offer.

By properly tendering for exchange your eligible options, you will be deemed to have accepted the terms of, and agreed to be bound by, the 2008 Plan and any applicable restricted stock agreements.

Restricted Shares. Restricted shares are issued and outstanding shares of our common stock that are subject to forfeiture and restrictions on transfer prior to vesting. Restricted shares may not be sold, transferred, pledged, or assigned until they vest. After restricted shares have vested, you will have the right to transfer or sell the shares, subject to applicable securities laws.

You will be the record holder of your restricted shares and they will be registered in your name on the books and records maintained for us by our transfer agent. Upon vesting, your vested shares will be electronically deposited into an account in your name at eTrade.

Vesting, forfeiture. Even if your eligible options are now partially or fully vested, the restricted shares you receive in the Offer will be subject to vesting restrictions. You will not be given credit for vesting as a result of service with us prior to the date the restricted shares are granted. Assuming you continue to meet the requirements for vesting specified in the 2008 Plan and the applicable restricted stock agreements, the restricted shares will vest as to one-eighth of the total number of shares on the fifth day of each February, May, August and November, such that if the restricted shares in this Offer are issued, for example, on September 14, 2009, then the first vesting will occur on November 5, 2009. You will forfeit all of your unvested restricted shares if your employment with us terminates for any reason. Termination of employment will not affect your rights in any restricted shares that have vested before your employment terminates.

Change in Control and Adjustment of Awards. Pursuant to the 2008 Plan, subject to any required action by the stockholders of the Company, the number of shares of common stock covered by each outstanding award under that Plan (including restricted shares issued in the Offer), and the price per share subject to each such outstanding award, if applicable, shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, payment of a dividend or distribution in a form other than stock (excepting normal cash dividends) that has a material effect on the Fair Market Value (as defined in the 2008 Plan) of the shares of common stock, or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by the Company.

In the event there is a corporate transaction that results in a Change in Control (each as defined in the 2008 Plan), then immediately before the effective date thereof, each outstanding award granted under the 2008 Plan shall be assumed by the successor (or surviving) corporation or its parent or replaced by an equivalent award for shares of the capital stock of the successor corporation, and all vesting and other restrictions on each such award shall terminate.

In the event of any Change in Control, the Board of Directors (or the committee administering the 2008 Plan) shall have full discretionary authority, exercisable either in advance of, or at the time of, the Change in Control, to provide for the automatic acceleration of the vesting of awards upon the occurrence of the Change in Control (which acceleration may be conditioned upon the subsequent termination of the participant’s service to the Company within a specified period after the Change in Control).

Except as described in the preceding paragraphs, the restricted shares will not otherwise provide for any special treatment in the event that we undergo a Change in Control. In particular, there is no requirement for automatic early vesting in the event of certain transactions that you may otherwise expect would result in the accelerated vesting of certain awards.

Tax Consequences. You should refer to Section 13 of this Offer to Exchange for a discussion of the material U.S. federal income tax consequences of the acquisition and vesting of restricted shares for eligible participants. In all cases, we recommend that you consult with a professional tax advisor to determine the tax consequences of your participation in the Offer. As a condition to participating in the Offer, if you are subject to tax in the U.S., you agree not to file a Section 83(b) election with respect to restricted shares granted to you in exchange for your tendered eligible options. Eligible employees subject to tax in Australia, France, Hong Kong, Japan or the United Kingdom should review the tax discussion contained in Appendix A to this Offer to Exchange.

Registration of Shares. All shares to be distributed when restricted shares vest will have been registered under the United States Securities Act of 1933 on registration statements on Form S-8 filed with the SEC. In addition, you may request a hard copy of the prospectus/summary plan description, which we will send you free of charge, by contacting Bobbi Parry, Assistant Controller, at 510-574-2820 or Karen Drumm, Treasury Manager, at 510-574-2695; or by e-mailing them at: stock_admin@net.com. Unless you are considered one of our “affiliates” under U.S. federal securities laws, upon vesting of your restricted shares, you will be able to sell your shares of our common stock free of any transfer restrictions under applicable U.S. securities laws.  Additional restrictions may apply to those persons resident outside of the U.S.

9.

Information About Network Equipment Technologies

Network Equipment Technologies, Inc. develops and sells voice and data networking solutions that enable the integration and migration of existing networks to secure internet protocol (IP)-based communications. We have more than 25 years of operating history and a worldwide customer base that includes both government entities and enterprise customers. Our enterprise customer base includes large enterprises adopting unified communications (UC) and small-to mid-sized businesses (SMBs) implementing new Voice-over-IP (VoIP) technologies. Our government customers include a variety of federal and international agencies and organizations, including civilian and defense agencies and resellers to such entities. In addition to our direct sales capabilities, we are developing relationships with integrators, resellers and technology leaders to help drive our enterprise business. Our global support and service organization, along with third-party service organizations, provides installation and other professional services, a variety of maintenance programs, technical assistance, and customer training.

Today, our solutions are focused on enabling our enterprise and government customers to cost-effectively migrate to next-generation IP networks, unified communications platforms, secure voice applications, and high-speed multiservice wide area networking (WAN) transport networks. Our voice solutions include the VX Series and the Quintum Series of switching media gateways. Our multi-service solutions include the Promina, NX1000 and NX5010 platforms.

Our principal executive offices are located at 6900 Paseo Padre Parkway, Fremont, California 94555, and our telephone number is (510) 713-7300.

Summarized Financial Information

The following table sets forth summarized consolidated historical financial data as of and for our 2009 and 2008 fiscal years ended March 27, 2009 and March 28, 2008, respectively, which has been derived from the consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended March 27, 2009 (the “Annual Report”), and summarized consolidated historical financial data as of and for the quarters ended June 26, 2009 and June 27, 2008, which has been derived from unaudited consolidated financial statements included in our quarterly report on Form 10-Q for the quarter ended June 26, 2009 (the “Quarterly Report”), each of which is incorporated herein by reference. The information presented below should be read together with those consolidated financial statements and the notes related thereto in the Annual Report and Quarterly Report, as well as the sections of the Annual Report and Quarterly Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See Section 16 for instructions on how you may obtain copies of the Annual Report and Quarterly Report.

The following table reflects the impact of certain significant transactions, including our acquisition of Quintum Technologies in 2008, and the adoption of certain accounting pronouncements, which makes a direct comparison difficult between years. The results of any historical period are not necessarily indicative of results to be experienced in any future period.

	Quarter Ended		Fiscal Year Ended
	June 26, 2009	June 27, 2008	March 27, 2009	March 28, 2008

	(in thousands, except per share data)
Total revenue	$19,510	$15,574	$65,788	$116,144
Net income (loss)	$(3,713)	$(9,838)	$(53,503)	$7,145
Basic net income (loss) per share	$(0.13)	$(0.34)	$(1.85)	$0.26
Diluted net income (loss) per share	$(0.13)	$(0.34)	$(1.85)	$0.25
3 ¾% convertible senior notes	$10,500	72,535	$13,000	$85,000
7 ¼% convertible subordinated debentures	$23,704	24,706	$23,704	$24,706
Total assets	$130,290	239,248	$133,433	$269,333

Book value per share. The book value per share of our common stock as of June 26, 2009 was $2.43.

Ratio of earnings to fixed charges. The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. For purposes of this ratio, earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges, amortization of debt issuance expense and an estimate of the portion of rental expense representative of interest.

Quarter Ended	Fiscal Year Ended
June 26, 2009	March 27, 2009	March 28, 2008
(1)	(1)	2.9x

_________
(1) Earnings for the quarter ended June 26, 2009 and the fiscal year ended March 27, 2009 were not sufficient to cover fixed charges by (in thousands) $3,655 and $53,436, respectively.

10.

Interests of Directors and Officers; Transactions and Arrangements About the Options

Our Named Executive Officers and the members of our Board of Directors are not eligible to participate in the Offer. Notwithstanding the ineligibility of our Named Executive Officers and the members of our Board of Directors to participate in this Offer, our executive officers and directors hold approximately 5.7% of all eligible options held by all eligible employees and our executive officers and directors outstanding.

Our only our executive officer eligible to participate in the Offer is Mr. Francois Le, our Vice President, Commercial and International Sales who holds an eligible option to purchase 90,000 shares, which is 5.7% of all eligible options.  If he participated fully in the Offer, he would receive 27,692 restricted shares

The business address and telephone number of each of our executive officers and directors is c/o Network Equipment Technologies, Inc., 6900 Paseo Padre Parkway, Fremont, California 94555, (510) 713-7300.

Neither we nor any of our directors or executive officers have engaged in transactions involving any eligible options during the 60 days prior to the commencement of the Offer, other than the vesting of restricted shares and related surrender of restricted shares for tax withholding purposes. For more detailed information concerning our executive officers and directors and their beneficial ownership of our common stock, you can consult our definitive proxy statement for the 2009 Annual Meeting of Stockholders, which we filed with the SEC on June 30, 2009. See Section 16 of this Offer to Exchange for instructions as to how you can view or obtain a copy of the proxy statement.

Except as otherwise described in this Offer to Exchange or in our filings with the SEC, neither we nor, to our knowledge, any of our named executive officers, members of our board or any person holding a controlling interest in us is a party to any agreement, arrangement or understanding with respect to any of our securities.

11.

Status of Options We Acquire in the Offer; Accounting Consequences of the Offer

Eligible options surrendered in connection with this Offer will be canceled, assuming that we accept eligible options tendered for exchange. All the shares underlying the eligible options that are surrendered for exchange in this Offer will again become available for issuance, pursuant to the terms of the 2008 Plan, and may be issued as restricted shares in the Offer or otherwise.

We intend for the Offer to not result in any material additional compensation expense to the Company. Based on this objective, the aggregate fair value of the restricted shares granted in the Offer, measured as of the date such awards are granted, will be approximately equal to the aggregate fair value of the tendered eligible options (other than any compensation expense that might result from fluctuations in stock price after the exchange ratios have been set but before the exchange actually occurs). The unamortized compensation expense from the tendered eligible options and incremental compensation expense, if any, associated with the restricted shares granted under the Offer will be recognized over the vesting period of the restricted shares. If any portion of the restricted shares granted is forfeited, the compensation cost for the forfeited portion of the award generally will not be recognized. Based on the assumptions describe above, and assuming that our stock price does not materially fluctuate between the establishment of the exchange ratios and the date the exchange actually occurs, then, as a result of the Offer, we do not expect to recognize any material non-cash accounting charges.

12.

Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the eligible options as described in this Offer to Exchange. If any approval or action should be required, we presently intend to seek the approval or take the action, to the extent practical and feasible. This could require us to delay the acceptance of eligible options tendered pursuant to the Offer. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept properly tendered eligible options and to issue restricted shares is subject to the conditions described in Section 6 of this Offer to Exchange.

13.

Material United States Tax Consequences

The following is a general summary of the material U.S. federal tax consequences of the Offer to eligible participants who are subject to tax in the U.S.. We have based this discussion on the Internal Revenue Code of 1986, as amended, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all the federal tax consequences that may be relevant to you in light of your particular circumstances and is not intended to be complete.

We recommend that you consult a professional tax advisor with respect to your individual tax consequences of tendering into the Offer.

Exchange. Eligible participants who tender options and receive restricted shares should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

Grant of Restricted Shares. You generally will not have taxable income at the time you receive an award of unvested restricted shares.

Vesting of Restricted Shares. Whenever any of your restricted shares vest, you will recognize ordinary income. The amount of ordinary income you recognize will equal the fair market value of the shares that vest on the date of vesting. We will withhold on the ordinary income recognized.

When your restricted shares vest, we generally will be entitled to a deduction equal to the amount of ordinary income that you recognize.

Section 83(b). An eligible participant who acquires restricted property in connection with the performance of services is generally permitted to make an election under Section 83(b) of the Internal Revenue Code to include in his or her gross income, for the taxable year in which the property is transferred to the employee, the excess of the fair market value of the property at the time of transfer (determined without regard to any “lapse restriction”) over the amount paid for the property. Such election must be made no later than 30 days after the date of the transfer. By tendering eligible options in the Offer, you automatically waive any right you otherwise would have to make an election under Section 83(b) of the Internal Revenue Code with respect to the restricted shares you acquire in exchange for your tendered eligible options. Should you attempt to make such an election under Section 83(b), your restricted shares will be forfeited.

Tax Obligations for Restricted Shares. At the time you recognize ordinary income due to the vesting of restricted shares, you will have a tax obligation with respect to that income. Althought you will be responsible for paying such tax obligation at the time your restricted shares vest, we will withhold vested shares to satisfy that tax obligation.  Under our stock administration programs you may not make a cash payment to meet such tax obligation. Regardless, you should consult with a professional tax advisor to determine whether you should make estimated tax payments for the year in which your restricted shares vest.

Sale of the Shares. Your tax basis in the shares of our common stock that you receive in the Offer will be equal to the fair market value of the shares at the time they vest. Upon subsequent sale of shares of our common stock, you will realize a capital gain or loss equal to the difference between the sale price and your tax basis. Any capital gain or loss will be taxed as long-term capital gain or loss provided you have held the shares for more than one year after you acquired them.

Eligible persons subject to tax in Australia, France, Hong Kong, Japan or the United Kingdom should review the tax discussion attached as Appendix A to this Offer to Exchange.

14.

Extension of Offer; Termination; Amendment

At any time and from time to time, we may extend the period of time during which the Offer is open and delay accepting any eligible options properly tendered for exchange by publicly announcing the extension and giving notice of the extension to eligible participants. If we extend the Offer beyond September 11, 2009, we will announce the extension by e-mail announcement no later than 9:00 A.M., California time, on the next business day after the last previously scheduled or announced expiration of the Offer.

We expressly reserve the right, in our sole discretion, to terminate or amend the Offer upon the occurrence of any of the conditions specified in Section 6 of this Offer to Exchange, by giving notice thereof to eligible participants, including by means of a public announcement thereof. Our right to delay the acceptance and cancellation of eligible options is limited by applicable securities laws, which require that we must pay the consideration offered or return any eligible options properly tendered promptly after we terminate or withdraw the Offer.

In addition, as long as we comply with applicable law, we may amend the Offer in any way, including by revising the value we attribute to any of your eligible options or by amending the consideration you will receive in exchange for the eligible options you properly tender.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rule 13e-4 under the Securities Exchange Act of 1934, and will notify eligible participants (such notice will be by company e-mail announcement). Under these rules, the minimum period the Offer must remain open, following material changes in the terms of the Offer or in the information about the Offer, will depend on the facts and circumstances.

15.

Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person to solicit tenders of options pursuant to the Offer.

16.

Additional Information

We have filed with the SEC a tender offer statement on Schedule TO, of which this Offer to Exchange is a part, with respect to the Offer. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials, which we have filed with the SEC, before making a decision on whether to tender your eligible options:

(a) our annual report on Form 10-K, filed with the SEC on May 22, 2009;

(b) our quarterly report on Form 10-Q, filed with the SEC on August 4, 2009;

(c) our current reports on Form 8-K filed with the SEC on March 30, 2009, April 13, 2009, April 20, 2009, May 11, 2009, May 18, 2009, and July 23, 2009, respectively; and

(d) our definitive proxy statement for the 2009 Annual Meeting of Stockholders, filed with the SEC on June 30, 2009.

We incorporate by reference the foregoing documents and any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Offer to Exchange and the expiration of the Offer.

Our filings are also available to the public through the SEC’s internet site at http://www.sec.gov. In addition, you may read and copy these filings, and our other annual, quarterly and current reports, its proxy statements and its other SEC filings, at the SEC’s public reference room:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

We will provide, without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have has referred you. Requests should be directed to Bobbi Parry, Assistant Controller, at 510-574-2820 or to Karen Drumm, Treasury Manager, at 510-574-2695.

As you read the documents listed in this Section 16, you may find some inconsistencies in the information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document. The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you.

17.

Forward-Looking Statements

Your decision whether or not to participate in the Offer should take into account the factors described in this Offer to Exchange as well as the various risks inherent in our business. We have described risks, including risks concerning us, in the information we have included in, or incorporated by reference into, this Offer to Exchange.

This Offer to Exchange and the documents incorporated by reference into this Offer to Exchange contain both historical and forward-looking statements. These forward-looking statements generally can be identified by the use of statements that include words such as “believe”, “expect”, “anticipate”, “intend,” “plan,” “foresee,” “likely,” “will” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. More information about risks, uncertainties and factors is included in our filings with the SEC including, but not limited to, the Annual Report. There may be additional risks, uncertainties and factors that we do not currently view as material or that are not necessarily known. We cannot make any assurance that projected results or events will be achieved. The forward-looking statements included in this Offer to Exchange or in any of the documents that are incorporated by reference in this Offer to Exchange are only made as of the date of this Offer to Exchange or the respective incorporated document. We expressly disclaim any intent or obligation to update any forward-looking statement to reflect subsequent events or circumstances.

18.

Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law to the extent practical and feasible. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, eligible participants residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your eligible options pursuant to the Offer. You should rely only on the information contained in this Offer to Exchange or in documents to which we have referred you.

NETWORK EQUIPMENT TECHNOLOGIES, INC.

August 13, 2009

APPENDIX A

TAX DISCUSSION FOR NON-U.S. EMPLOYEES

AUSTRALIA

The following is a discussion of the material tax consequences of participating in the exchange of eligible options and the grant of restricted shares pursuant to the Offer for eligible employees subject to tax in Australia. This discussion is based on the law in effect in Australia as of August 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the restricted shares are granted or you sell the shares acquired under the program.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Australia apply to your specific situation.

Tax Information

Exchange

Your acceptance of this Offer may give rise to taxation. The exchange will be treated as a taxable disposal of your eligible options in exchange for the restricted shares.  The exchange does not qualify as a "continuation" of the eligible options.

The consideration you receive for the disposal of your eligible options will be the market value of the restricted shares granted to you.

The amount and characterization of your taxable income as a result of the exchange will depend on whether you made an election to be taxed in the income year of the grant of the eligible options (an “Election”). The tax treatment of the disposal of the eligible options will also depend on whether the disposal is considered an arm’s length transaction (as assumed below). If, however, the tax authorities take the view that the disposal is a non-arm’s length transaction, the tax treatment of the disposal of the eligible options may be different from that described below.

If you did make an Election, then you will have a cost base in the eligible options in the amount that you were taxed on in the year of the grant.  You will have a capital gain where the market value of the restricted shares awarded to you exceeds the cost base of the eligible options – and if you have held the eligible options for more than 12 months, you should be entitled to claim a 50% discount of the capital gain.  You will have a capital loss where the market value of the restricted shares awarded to you is less than the cost base of your eligible options, and under Australian tax law the capital loss can only be offset against other capital gains and cannot be offset against your ordinary income.

If you did not make an Election, which is likely the case, you will likely be subject to income tax (and Medicare Levy contributions) on the amount as determined in the prescribed tax tables.  The exchange of the eligible options will be treated as a cessation event and the amount of your taxable income will be the market value of the restricted shares that are granted to you.  This amount must be included in your taxable income in the year of the exchange – and, as this amount is not a capital gain, you will not be entitled to a 50% discount.

Grant of Restricted Shares

Ordinarily, any "discount" associated with the grant of restricted shares would be taxed under the Australian tax rules applying to employee share acquisition schemes.  The Australian taxation treatment of rights and shares acquired under the employee share schemes changed effective July 1, 2009 and the major change has been the removal of any ability of employees to defer taxation of any discount, which must now be treated as assessable income in the year of the grant.  However, in the case of the exchange, the restricted shares are granted to you based on the market value of your eligible options and the restricted shares are consideration for the taxable disposal of your eligible options.  Accordingly, you should not be subject to any further taxation on the grant of the restricted shares.

Vesting of Restricted Shares

When the restricted shares vest, you will likely not be subject to income tax since the restricted shares will be considered to have been acquired by you on the date of exchange for their market value.

Sale of Shares

When you sell the shares, you will be subject to tax on any capital gains. Provided you sell the shares in an arm’s length transaction, the assessable capital gain will be:

(i)

where you have held the shares for less than one year from the date of the exchange – the difference between the sale price and your cost base in the shares (being the market value of the shares at the time of exchange); or

(ii)	where you have held the shares for at least one year after the exchange date – 50% or one-half of the difference between the sale price and your cost base in the shares (as discussed above).

Withholding and Reporting

Under the new rules, the final regulations are not available at this time and they may not apply in relation to the disposal of the eligible options granted to you before July 1, 2009.  Until these rules are final, it is likely that your employer will not be required to withhold or report income tax or Medicare Levy contributions when you exchange your eligible options.  Your employer may be required to notify the Australian Taxation Office that you were granted new restricted shares.  You are responsible for reporting and paying any tax resulting from the disposal of your eligible options and ultimately from the sale of your shares after the vesting restrictions lapse.

APPENDIX A

TAX DISCUSSION FOR NON-U.S. EMPLOYEES

FRANCE

The following is a discussion of the material tax consequences of participating in the exchange of eligible options and the grant of restricted shares pursuant to the Offer for eligible employees working and subject to tax in France. This discussion is based on the law in effect in France as of August 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the restricted shares are granted or you sell the shares acquired under the program.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in France apply to your specific situation.

Tax Information

Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the restricted shares (although please see the Grant of Restricted Shares Section below).

Grant of Restricted Shares

You may be subject to tax when the restricted shares are granted to you on the fair market value of the shares at grant. A discount may be available in the taxable amount to reflect the vesting restrictions.  Please note, however, that the taxation of restricted stock is not well settled in France.  This amount will be characterized as salary income and taxed at your progressive rate. Social insurance contributions will also be due on this amount.

Vesting of Restricted Shares

When the restricted shares vest, you will not be subject to income tax or social insurance contributions (assuming you paid tax at grant).

Sale of Shares

If you pay tax at grant, when you sell the shares, you will pay capital gains tax at the flat rate of 18% (30.1% taking social charges into account) on the difference between the net proceeds of the sale and the fair market value of the shares on the date of grant.

The tax due at sale on the capital gains, if any, applies only when the aggregate gross proceeds from your sales of securities for the year concerned exceed a certain amount, which is set annually (€25,730).

If the sale proceeds are less than the fair market value of the shares at the time of grant, you will realize a capital loss. Such capital loss can be offset against capital gains realized from the sale of securities during the year in which you sold the shares and/or during the ten following years.  A capital loss cannot be offset against other types of income (such as salary).

Withholding and Reporting

Your employer is not required to withhold income tax for resident taxpayers when your restricted shares are granted, vest, or at sale. However, because the value of your restricted shares will be considered salary income, your employer is required to report the value of the shares on its annual declaration of salaries (which is filed with the tax authorities) and on your monthly pay slip. You are responsible for reporting on your personal income tax return and paying any and all income tax due as a result of your participation in this program.

APPENDIX A

TAX DISCUSSION FOR NON-U.S. EMPLOYEES

HONG KONG

The following is a discussion of the material tax consequences of participating in the exchange of eligible options and the grant of restricted shares pursuant to the Offer for eligible employees subject to tax in Hong Kong. This discussion is based on the law in effect in Hong Kong as of August 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the restricted shares are granted or you sell the shares acquired under the program.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Hong Kong apply to your specific situation.

Tax Information

Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the restricted shares.

Grant of Restricted Shares

You will likely be subject to tax when the restricted shares are granted to you on the fair market value of the shares (although this result is not certain).

Vesting of Restricted Shares

When you have restricted shares vest, you will likely not be subject to income tax.

Sale of Shares

When you sell the shares, you will not be subject to capital gains tax.

Withholding and Reporting

Your employer is not required to withhold tax on your restricted shares, but is required to report the income to the Inland Revenue Department. It is your responsibility to report on your annual tax return and pay any salaries taxes resulting from the restricted shares.

APPENDIX A

TAX DISCUSSION FOR NON-U.S. EMPLOYEES

JAPAN

The following is a discussion of the material tax consequences of participating in the exchange of eligible options and the grant of restricted shares pursuant to the Offer for eligible employees subject to tax in Japan. This discussion is based on the law in effect in Japan as of August 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the restricted shares are granted or you sell the shares acquired under the program.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Japan apply to your specific situation.

Tax Information

Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the restricted shares.

Grant of Restricted Shares

You will likely be subject to tax when the restricted shares are granted to you on the fair market value of the shares (although this result is not certain).  This amount likely will be characterized as remuneration income and will be taxed at your marginal tax rate. You likely will not be subject to social insurance contributions on this amount.

Vesting of Restricted Shares

When you vest in the restricted shares, you will likely not be subject to income tax.

Sale of Shares

When you sell the shares acquired, you will be subject to capital gains tax on the difference between the sale price and the fair market value of the shares at grant. You may be eligible for a reduced tax rate depending on the circumstances of the sale. Please consult your personal tax advisor regarding whether you will be eligible for a reduced tax rate.

Withholding and Reporting

Your employer is not required to withhold or report income tax when you receive your restricted shares. You are responsible for filing a personal tax return and reporting and paying any taxes resulting from the grant of the restricted shares and the sale of shares.

APPENDIX A

TAX DISCUSSION FOR NON-U.S. EMPLOYEES

 UNITED KINGDOM

The following is a discussion of the material tax consequences of participating in the exchange of eligible options and the grant of restricted shares pursuant to the Offer for eligible employees subject to tax in the United Kingdom. This discussion is based on the law in effect in the United Kingdom as of August 2009 and assumes that you are resident, ordinarily resident and domiciled in the United Kingdom throughout the events referred to below.  This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the restricted shares are granted or you sell the shares acquired under the program.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the United Kingdom apply to your specific situation.

Tax Information

Exchange

You will be subject to income tax and employee national insurance contributions ("NICs") as a result of the release of your eligible options in exchange for the restricted shares.  The tax liability will be calculated by reference to the market value of the restricted shares granted to you as of the date of exchange. Your employer will calculate the income tax and NICs due by way of withholding on release of your eligible options and account for these amounts to HM Revenue and Customs ("HMRC").

Grant of Restricted Shares

You will not be subject to tax when the restricted shares are granted to you.

Vesting of Restricted Shares

When the restricted shares vest, you will be subject to income tax and employee NICs on the fair market value of the shares on the date of vesting less the fair market value of the restricted shares as at the date of exchange. Your employer will calculate the income tax and NICs due by way of withholding on vesting of the restricted shares and account for these amounts to HMRC.

Sale of Shares

When you sell the shares, you will be subject to capital gains tax on the difference between the net sale proceeds and the fair market value of the shares on the date of vesting. Capital gains tax is only payable on gains from all sources in any tax year to the extent that those gains exceed your annual personal exemption (currently £10,100). Furthermore, if you acquire other shares in the Company, you must take into account the share identification rules in calculating your capital gains liability.

Withholding and Reporting

Your employer is required to withhold income tax and NICs when (i) you release your eligible options, and (ii) when your restricted shares vest, as described above. On your employer’s annual tax and share plan returns, it is also required to report to HMRC the details of the exchange, the grant of the restricted shares, the vesting of the restricted shares, other related income and any tax withheld. You are responsible for reporting the vesting of the restricted shares and for reporting and paying any tax resulting from the sale of shares.